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EXHIBIT 99.1

[GENLYTE LOGO] Lighting the Way — Together	THE GENLYTE GROUP INCORPORATED 4360 Brownsboro Road, Suite 300 Louisville, Kentucky 40207

To The Securities and Exchange Commission:

        Our independent public accountant is Arthur Andersen LLP ("Arthur Andersen"). In connection with its review, in accordance with Statement on Auditing Standards No. 71, of the consolidated financial statements of The Genlyte Group Incorporated ("Genlyte") for the quarter ended March 30, 2002, Arthur Andersen has represented to Genlyte the following:

        The review was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards. There was appropriate continuity of Arthur Andersen personnel working on the review, availability of U.S. national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the review.

THE GENLYTE GROUP INCORPORATED (Registrant)
/s/ WILLIAM G. FERKO William G. Ferko Vice President, Chief Financial Officer, and Treasurer
April 30, 2002

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  EXHIBIT 99.1